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                                  EXHIBIT 23(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (No. 333-42316) pertaining to the Jupiter Communications, Inc. 1997 Employee Stock Option Plan and the Jupiter Communications, Inc. 1999 Stock Incentive Plan of our report dated January 28, 2000, except for the last three paragraphs of Note 15, as to which the date is March 8, 2000, with respect to the consolidated financial statements and schedule of Media Metrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                          /s/Ernst & Young LLP

New York, New York
September 29, 2000